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                                                                    EXHIBIT 5.1
                                                                    -----------

                                DONALD T. LOCKE
                                ATTORNEY AT LAW
                            1300 POST OAK BOULEVARD
                                  SUITE 1750
                             HOUSTON, TEXAS 77056

                               NOVEMBER 4, 1996

Board of Directors
SI Diamond Technology, Inc.
12100 Technology Boulevard
Austin, Texas 78727

Gentlemen:

  I am acting as counsel to SI Diamond Technology, Inc., a Texas corporation (the "Company"), in connection with the proposed offer and sale by certain selling shareholders of up to 7,733,256 shares of Common Stock.

  In my capacity as counsel to the Company, I have participated in the preparation of the Registration Statement on Form S-3 (No. 333-00674) of the Company with respect to the offer and sale of the Common Stock (the "Registration Statement") and Post Effective Amendment No. 1 to the Registration Statement (the "Post-Effective Amendment") which were filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and the General Rules and Regulations thereunder (the "Rules and Regulations"). Capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement and the Post-Effective Amendment.

  In connection with the opinions expressed below, I have examined a signed copy of the Registration Statement, the Post-Effective Amendment, corporate records of the Company (on which I have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

  Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that (i) the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and nonassessable;
(ii) the shares of Common Stock to be issued pursuant to the Warrants and the Series C Warrants are validly authorized and, when such shares have been duly delivered against payment as provided in the Warrants and the Series C Warrants, such shares shall be validly issued, fully paid and nonassessable; and (iii) the shares of Common Stock issuable upon conversion of shares of the Company's Series C Preferred Stock and Series E Preferred Stock are validly authorized and, when such shares have been delivered against payment as provided in the applicable provisions of the Company's Amended and Restated Articles, such shares shall be validly issued, fully paid and nonassessable.

  My opinion is limited in all respects to the substantive law of the State of Texas and the federal law of the United States, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. The opinion expressed in this letter is rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

  I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the Post-Effective Amendment and to the statement made regarding me under the caption "Legal Opinions" in the Prospectus included in the Registration Statement and the Post-Effective Amendment.

                                          Very truly yours,

                                          /s/ Donald T. Locke
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                                          Donald T. Locke